Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

APRIL 11, 2011

CHESAPEAKE MIDSTREAM PARTNERS, L.P. ANNOUNCES $350 MILLION

PRIVATE PLACEMENT OF SENIOR NOTES DUE 2021

OKLAHOMA CITY, OKLAHOMA, APRIL 11, 2011 – Chesapeake Midstream Partners, L.P. (NYSE:CHKM) today announced that it has commenced an offering, through a private placement, of $350 million of senior notes due 2021 (the “Notes”). The Partnership intends to use the net proceeds of the proposed offering to repay borrowings currently outstanding under its revolving credit facility and for general Partnership purposes.

The Notes are being offered inside the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The Notes and the guarantees thereof have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act and any applicable state securities laws.

This press release is neither an offer to sell nor the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful.

This press release includes forward-looking statements that relate to, among other things, the offering of the Notes and the expected use of proceeds from such offering. Forward-looking statements give our current expectations or forecasts of future events. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this release, and we undertake no obligations to update this information. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE MIDSTREAM PARTNERS, L.P.
Dave Shiels, CFO	Jim Gipson	900 N.W. 63rd Street
(405) 935-6224	(405) 935-1310	P.O. Box 18355
dave.shiels@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154